                                                                     EXHIBIT 1.2


                               September 5, 2003


A.G. EDWARDS & SONS, INC.
One North Jefferson Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

         Healthcare Realty Trust Incorporated, a Maryland corporation (the "Company") proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions, dated December 18, 2001 (the "Underwriting Agreement"), a copy of which is attached hereto, to issue and sell to A.G. Edwards & Sons, Inc. (the "Underwriter") the shares of common stock, $0.01 par value ("Common Stock") of the Company set forth in the Schedule hereto (the "Designated Shares"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein.

         Each reference to the "Registration Statement" in the Underwriting Agreement so incorporated by reference shall be deemed to refer to the Company's Registration Statement on Form S-3, File No. 333-56608.

         Only the items, if any, expressly listed in the Schedule hereto constitute the information furnished by or on behalf of the Underwriter as such information is referred to in Section 4(a)(ii) and Section 7 of the Underwriting Agreement.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to the Underwriter, and the Underwriter agree to purchase from the Company, at the time and place and at the purchase price set forth in the Schedule hereto, the Designated Shares set forth in the Schedule hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement among the Underwriters and the Company.

                                    Very truly yours,

                                    HEALTHCARE REALTY TRUST INCORPORATED



                                    By /s/ David R. Emery
                                       ----------------------------------
                                       David R. Emery
                                       Chief Executive Officer





Acceptance as of the date hereof:

A.G. EDWARDS & SONS, INC.



By /s/ Brian N. Hansen
   ---------------------------------------
Name: Brian N. Hansen
Title: Vice President - Investment Banking

                         SCHEDULE TO PRICING AGREEMENT


Number of Firm Shares: 750,000

Number of Option Shares: 0

Price to Public: $32.75 per share

Purchase Price by the Underwriter: $31.1125 per share

Closing Date: September 10, 2003

Other terms: None

Information provided by Underwriter: The third paragraph in the section entitled "Underwriting" in the Prospectus Supplement for the Designated Shares dated September 5, 2003 is the only written information furnished by the Underwriter to the Company for inclusion in the Prospectus Supplement.